EXHIBIT 99.1

DKSP Reports Q2 Reults

Press Release Source: DK Sinopharma, Inc. On Tuesday August 31, 2010, 12:21 pm EDT

XI'AN, China--(BUSINESS WIRE)--DK Sinopharma, Inc. (OTCQB:DKSP) ("DK Sinopharma" or the "Company"), announced its second quarter 2010 financial results. The Company's quarterly report on Form 10-Q was filed with the U.S. Securities Exchange Commission on August 23, 2010.

"We are very pleased with our second quarter results and we are confident we will be able to continue our growth in sales and profit by expanding our market share and increasing our brand recognition. Our product lines are becoming increasingly visible in hospitals across China," stated Professor Dongke Zhao, President, Chief Executive Officer and Chairman of DK Sinopharma, Inc.

Second Quarter 2010 Highlights

●	Sales increased by $1,283,020 or 28% year-over-year to $5,810,623.

●	Gross profit increased by 10% year-over-year to $2,228,694

●	Net Income decreased by $166,591 or 14% year-over-year to $1,021,328 due to the inclusion of non-reoccurring one-time expenses associated with the company’s public listing.

●	Earnings per share decreased by $ 0.01 to $0.03 per share

Second Quarter 2010 Results

Sales for the three months ended June 30, 2010 increased by $ 1,283,020 or approximately 28 % to $5,810,623 compared to the same period of 2009.

Gross profit increased by 10% year-over-year to $2,228,694 for the three months ended June 30, 2010, as compared to the same period of 2009.

In the three months ended June 30, 2010, increases in selling, general and administrative expenses of $1,304,876, representing a 81% increase compared to the same period of 2009, were mainly due to an increase in operating expenses comprised of the total amount of non-reoccurring one-time listing expenses such as professional, consultancy, and audit fees of around $269,654, following the successful completion of reverse acquisition on May 10, 2010 in the second quarter 2010. Other items contributing to the increase in selling, general and administrative expenses for the quarter ended June 30, 2010 included the increase in research and development expenses of around $172,391.

As a result of the above, in the three months ended June 30, 2010, Net Income increased to $ 1,290,982 or $0.04 per share or a 14% year-over-year increase, as calculated excluding the $269,654 non-reoccurring one-time listing expenses and the stock based compensation cost $ 45,549

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. We focus on varying diseases relating to respiratory system, digestive system, cardio-cerebral vascular system, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition, among others. Yangling Dongke Maidisen Pharmaceutical Co. Ltd.'s manufacturing facilities are based in the City of Yangling in Shaanxi Province. Revenue was $ $12,727,415 and Net Income was $2,995,848 for the six months ended June 30, 2010. Shareholders' Equity was $19,904,194 and Total Assets were $29,668,001 as at June 30, 2010. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President Corporate Communications
Dongxing Building, 4th Floor, No.1 Xinke Road
Xi'an City, Shaanxi Province, PRC
Phone: 86-29-8224-7500
Email: ir@dksinopharma.com

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